CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Counsel” in the Prospectus of Torray Fund, and under the caption “Counsel” in all the Statements of Additional Information that are included in Post-Effective Amendment Nos. 51/54 to the Registration Statement (File Nos. 333-200168 and 811-23011) on Form N-1A of The RBB Fund Trust, under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

December 27, 2024